Exhibit 10.2



============================================================================


                          STOCK TRANSFER AGREEMENT

                        DATED AS OF DECEMBER 22, 2004

                                BY AND AMONG

                          PARLEX ASIA PACIFIC LTD.

                                     AND

                             PARLEX CORPORATION

                                     AND

                 INFINEON TECHNOLOGIES ASIA PACIFIC PTE LTD

============================================================================

                              TABLE OF CONTENTS
                              -----------------

ARTICLE I.    DEFINITIONS                                                  4

ARTICLE II.   PURCHASE AND SALE; CLOSING                                   8
      2.1     PURCHASE AND SALE                                            8
      2.2     PURCHASE PRICE                                               8
      2.3     EXECUTION OF LICENSE AGREEMENT                               9
      2.4     THE CLOSING                                                  9

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER                    10
      3.1     ORGANIZATION AND GOOD STANDING                              10
      3.2     AUTHORITY; VALIDITY; CONSENTS                               10
      3.3     NO CONFLICT                                                 11
      3.4     CAPITALIZATION                                              11
      3.5     OPENING BALANCE                                             11
      3.6     TAX, RECORDS AND RETURNS                                    12
      3.7     OWNED REAL PROPERTY                                         12
      3.8     LEGAL PROCEEDINGS                                           13
      3.9     INDEBTEDNESS                                                13
      3.10    BANKRUPTCY OR JUDICIAL COMPOSITION PROCEEDINGS              13
      3.11    ENVIRONMENTAL ISSUES/HEALTH & SAFETY LAWS                   13
      3.12    CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERT           14
      3.13    INSURANCE                                                   14
      3.14    PERMITS                                                     14
      3.15    INFORMATION TECHNOLOGY                                      14
      3.16    ASSETS                                                      15
      3.17    MATERIAL AGREEMENTS                                         15
      3.18    COMPLIANCE WITH MATERIAL AGREEMENTS                         17
      3.19    EMPLOYMENT                                                  17
      3.20    INTELLECTUAL PROPERTY                                       17
      3.21    ARRANGEMENTS WITH CONNECTED PERSONS ETC.                    18
      3.22    BROKERS OR FINDERS                                          18
      3.23    ACCURACY OF INFORMATION PROVIDED                            18
      3.24    EXCLUSIVITY                                                 18
      3.25    BEST KNOWLEDGE                                              18
      3.26    INDEMNIFICATION                                             19

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BUYER                     19
      4.1     ORGANIZATION AND GOOD STANDING                              19
      4.2     AUTHORITY; VALIDITY; CONSENTS                               19
      4.3     NO CONFLICT                                                 20
      4.4     LEGAL PROCEEDINGS                                           20
      4.5     BROKERS OR FINDERS                                          20
      4.6     PURCHASE PRICE                                              20
      4.7     BUYER'S DUE DILIGENCE                                       20

      4.8     EXCLUSIVITY                                                 21
      4.9     INDEMNIFICATION                                             21

ARTICLE V.    CLOSING CONDITIONS                                          21
      5.1     CLOSING CONDITIONS OF THE SELLER                            21
      5.2     CLOSING CONDITIONS OF THE BUYER                             22
      5.3     LONG STOP DATE                                              24

ARTICLE VI.   SELLER'S COVENANTS                                          24

ARTICLE VII.  NON-COMPETITION AND NON-SOLICITATION COVENANTS              25

ARTICLE VIII. GENERAL PROVISIONS                                          26
      8.1     EXPENSES                                                    26
      8.2     PUBLIC ANNOUNCEMENTS                                        26
      8.3     NOTICES                                                     26
      8.4     ENTIRE AGREEMENT                                            27
      8.5     AMENDMENTS                                                  28
      8.6     BINDING AGREEMENT; ASSIGNMENTS                              28
      8.7     SEVERABILITY                                                28
      8.8     CLAUSE HEADINGS, CONSTRUCTION                               29
      8.9     DISPUTE RESOLUTION                                          29
      8.10    GOVERNING LAW                                               30
      8.11    COUNTERPARTS                                                30
      8.12    TIME OF ESSENCE                                             30
      8.13    NO THIRD PARTY BENEFICIARIES                                30
      8.14    NO STRICT CONSTRUCTION                                      30

                              LIST OF EXHIBITS
                              ----------------


EXHIBIT 3.2   AUTHORITY; VALIDITY; CONSENTS
EXHIBIT 3.7   OWNED AND LEASED REAL PROPERTY
EXHIBIT 3.8   LEGAL PROCEEDINGS
EXHIBIT 3.17  MATERIAL AGREEMENTS
EXHIBIT 3.18  COMPLIANCE WITH MATERIAL AGREEMENTS
EXHIBIT 3.20  INTELLECTUAL PROPERTY
EXHIBIT 5.2(B)(M)(I)   LEGAL OPINION FROM PRC COUNSEL
EXHIBIT 5.2(B)(M)(II)  LEGAL OPINION FROM HONG KONG COUNSEL
EXHIBIT 5.2(E)(I)      KEY EMPLOYEES OF PARLEX SHANGHAI
EXHIBIT 5.2(E)(II)     OTHER EMPLOYEES OF PARLEX SHANGHAI
EXHIBIT 5.2(H)         LIST OF DOCUMENTS FOR TRANSFER OF BUSINESS FROM
                       PARLEX SHANGHAI TO NEWCO
EXHIBIT 6.5            PERMITS TO BE OBTAINED BY NEWCO WITHIN 30 BUSINESS
                       DAYS OF CLOSING DATE

                          STOCK TRANSFER AGREEMENT
                          ------------------------

      This Stock Transfer Agreement (this "Agreement") is entered into as of 22nd day of December, 2004, by and among Parlex Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts with its place of business at One Parlex Place, Methuen, MA 01844 ("Parlex Corporation"), Parlex Asia Pacific Ltd., a Hong Kong corporation with its registered office at 2802 Admiralty Centre Tower One, 18 Harcourt Road, Hong Kong ("Parlex" or "Seller") and Infineon Technologies Asia Pacific Pte. Ltd., Company Registration Number: 197000667M, a company duly incorporated in Singapore with its place of business at 168, Kallang Way, Singapore 349253 ("Buyer").

                                  RECITALS
                                  --------

      WHEREAS, the Seller shall own 10,000 ordinary shares of par value HK$1.00 each in HoldCo at the Closing Date; and

      WHEREAS, HoldCo is, or shall be at the Closing Date, the sole investor in NewCo, a wholly foreign owned enterprise established, or to be established, under the laws of the PRC with registered office in Shanghai, China; and

      WHEREAS, Parlex desires to sell Four Thousand and Nine Hundred (4,900) shares of par value HK$1.00 each in HoldCo which is equivalent to 49% of the issued and paid up capital of HoldCo, and the Buyer desires to purchase the same for the consideration and upon the terms specified herein.

      NOW, THEREFORE, in consideration of the purchase price hereinafter set forth to be paid by Buyer and the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is mutually agreed and covenanted by and between the Parties to this Agreement as follows:

                                  ARTICLE I
                                 DEFINITIONS
                                 -----------

      "Affiliate" means in relation to a Party hereto, an enterprise or company in which such Party holds not less than 50% of the issued and voting share capital or in which it directly or indirectly has management control or the holding company of a Party or an enterprise or company which is under common control as a Party.

      "Agreement" has the meaning set forth in the introductory paragraph, and includes the Exhibits hereto.

      "Business" means the production of FCOS(TM) substrate and flip chip module substrate materials as well as RFID antennas and the further development of these product technologies (process and equipment) which was operated by Parlex Shanghai prior to and up to the date hereof and shall be transferred from Parlex Shanghai to NewCo on or before the Closing Date, such transfer to be in accordance with the provisions of the Joint Venture Agreement entered into between Seller and Buyer as at the date hereof.

      "Business Day" is any day that is not a Saturday, Sunday or a day on which Infineon is closed.

      "Closing" has the meaning set forth in Clause 2.4 hereof.

      "Closing Date" has the meaning set forth in Clause 2.4 hereof.

      "Companies" means HoldCo and NewCo collectively.

      "control" means the possession, directly or indirectly, of the power to direct the management and policies of an enterprise or company whether through the ownership of voting rights or otherwise.

      "Exhibits" means the disclosure Exhibits attached hereto to be delivered by the Seller not later than 5 Business Days prior to the Closing Date and such disclosure Exhibits to be dated no earlier than the date of delivery of such disclosure Exhibits to Buyer.

      "Encumbrance" means any charge, lien, mortgage, hypothec, deed of trust, pledge, security interest, option, right of first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction.

      "Governmental Authority" means any federal, state or local or any government, governmental authority, regulatory or administrative authority, any court, tribunal or judicial body or any arbitrator.

      "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

      "HoldCo" means a company limited by shares established under the laws of Hong Kong, which is wholly owned by Seller, with an authorized share capital of 10,000 Hong Kong Dollars, of which 10,000 shares of par value HK$1.00 have been issued and fully paid up in HoldCo as at the Closing Date.

      "Hong Kong" means the Hong Kong Special Administrative Region of the
PRC.

      "Indebtedness" means, with respect to any Person, (i) any indebtedness for borrowed money, whether short term or long term, (ii) any indebtedness arising under capitalized leases, conditional sales contracts and other similar title retention instruments, (iii) all liabilities secured by any Encumbrance on any property owned by such Person,

(iv) all indebtedness for the deferred purchase price of property or services represented by a note, (v) all reimbursement obligations relating to letters of credit, bankers' acceptances, surety or other bonds or similar instruments, and (vi) all interest, fees, penalties and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through
(v), and (vii) all indebtedness referred to in the foregoing clauses (i) through (vi) which is directly or indirectly guaranteed by such Person.

      "Initial Advance" has the meaning set forth in Clause 2.2(a)(i) hereof.

      "Intellectual Property" means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, and extensions thereof;
(ii) inventions (whether patentable or not), improvements, trade secrets, proprietary information, know how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names; (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated; and
(viii) any similar or equivalent rights to any of the foregoing (as applicable).

      "Lease Agreement" means that certain Lease Agreement to be entered into between Shanghai Jingling Holding Co. Ltd. and NewCo on the Closing Date, the form of which is attached as Exhibit 6.4 to the Joint Venture Agreement.

      "License Agreement" means that certain License Agreement by and between Parlex Corporation and Buyer, to be executed on even date herewith, the form of which is attached as Exhibit 6.1 to the Joint Venture Agreement.

      "License Fee" means the sum of US$500,000.00, payable by Buyer to Parlex Corporation in consideration for Parlex Corporation's execution of the License Agreement.

      "Long Stop Date" means 31 March 2005.

      "Material Adverse Effect" means any change, event, effect or condition that, individually or together with any other change, event, effect or condition, is materially adverse to the business, results of operations or financial condition of an entity, taken as a whole, or on the ability of such entity to consummate timely the transactions contemplated hereby.

      "Mediation" has the meaning set forth in Clause 8.9(b) hereof.

      "Negotiation" has the meaning set forth in Clause 8.9(a) hereof.

      "Neutral" has the meaning set forth in Clause 8.9(b) hereof.

      "NewCo" means a wholly foreign owned enterprise established, or to be established prior to the Closing Date, under the laws of the PRC which is based in Shanghai, China.

      "Opening Balance" means the audited opening date balance sheets of the Companies (each such financial statement comprising a balance sheet, profit and loss account, cash flow statement, notes and directors' and auditors' report).

      "Organizational Documents" means, with respect to any entity, the articles of organization or incorporation of such entity, as well as the by-laws or equivalent constitutional documents of such entity.

      "Outstanding Invoices" means the amounts owing from Infineon Technologies AG to Parlex Corporation with respect to invoices generated by the Business up to ninety days after the Long Stop Date, except that the amount of the Outstanding Invoices shall not exceed One Million United States Dollars (US$1,000,000.00).

      "Parlex Shanghai" means Parlex Shanghai Interconnect Products Ltd, an Affiliate of Parlex which operated the Business as of the date hereof and shall transfer the Business to NewCo on or before the Closing Date.

      "Parties" means Seller, Parlex Corporation and Buyer collectively and "Party" means any one of them individually.

      "Person" means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

      "PRC" means the People's Republic of China.

      "Purchase Price" has the meaning set forth in Clause 2.2 hereof.

      "Repayment Date" has the meaning set forth in Clause 2.3 hereof.

      "Restricted Business" means the production of FCOS(TM) substrate and flip chip module substrate materials and the further development of these product technologies (process and equipment) which was operated by Parlex Shanghai as of the date hereof and shall be transferred from Parlex Shanghai to NewCo on or before the Closing Date subject to the Joint Venture Agreement. .

      "Shares" has the meaning set forth in Clause 2.1 hereof.

      "Shortfall" has the meaning set forth in Clause 2.2(a)(iii) hereof.

      "Transaction Documents" means this Agreement, the Joint Venture Agreement, the Supply Agreement (the form of which is attached as Exhibit
6.2 to the Joint Venture Agreement), the Service Agreement (the form of which is attached as Exhibit 6.5 to the Joint Venture Agreement), the Lease Agreement, the License Agreement, the Shareholder Loan Agreement (the form of which is attached as Exhibit 4.2 to the Joint Venture Agreement) and the Laser Drilling Service Agreement (the form of which is attached as Exhibit
6.7 to the Joint Venture Agreement), each of which is to be entered into by and between some or all of Parlex Corporation, Parlex Shanghai or Parlex, HoldCo, NewCo, and/or Buyer, and any other agreements, instruments, certificates or documents entered into and/or delivered pursuant hereto or thereto.

      "Warrantors" means Parlex Corporation and Seller collectively and "Warrantor" means any one of them.

                                 ARTICLE II
                         PURCHASE AND SALE; CLOSING
                         --------------------------

      2.1   Purchase and Sale
            -----------------

      Subject to the terms and conditions of this Agreement, at the Closing, Parlex shall sell, assign, convey, transfer and deliver to the Buyer free from any Encumbrance, and the Buyer shall purchase, acquire and accept from Parlex, forty-nine per cent. of the issued and paid up capital of HoldCo which is equivalent to four thousand nine hundred (4,900) ordinary shares at par value of HK$1.00 per share, in HoldCo (the "Shares").

      2.2   Purchase Price
            --------------

      The Purchase Price for the Shares is the aggregate sum of Two Million Five Hundred Thousand United States Dollars (US$2,500,000.00) (the "Purchase Price") which shall be paid by the Buyer as set forth below.

      (a)(i) Upon execution of this Agreement and subject to the conditions set out in Clause 2.2(a)(ii) and (iii) below and the simultaneous execution of the License Agreement referred to in Clause 2.3 below, Buyer shall pay to Parlex the sum of Five Hundred Thousand United States Dollars (US$500,000.00) as an advance towards the Purchase Price ("Initial Advance") by wire or other immediately available funds.

      (a)(ii) It is also agreed between the Parties that in the event that the Closing does not occur by the Long Stop Date, the Initial Advance will be repaid by Seller forthwith, failing which the Initial Advance shall be repaid by Parlex Corporation by way of set off of such amounts under the Outstanding Invoices. Seller and/or Parlex Corporation shall release Infineon Technologies AG from its obligations to make such payment under the Outstanding Invoices which is equivalent to the amount of the Initial Advance and Buyer shall be entitled to receive such duly executed documentation as may be reasonably requested by Buyer to evidence the foregoing.

      (a)(iii) The Parties further agree that in the event that the amounts owing under the Outstanding Invoices do not equal the Initial Advance ("Shortfall"), said amount shall be set off against such other outstanding invoices issued to Infineon Technologies AG from Parlex Corporation up to the amount of the Initial Advance.

      (b) At the Closing Date, Buyer shall pay Parlex the remaining sum of Two Million United States Dollars (US$2,000,000) ("Remaining Purchase Price") by wire or other immediately available funds and shall receive a credit equivalent to the Initial Advance towards the Purchase Price from Parlex. Parlex hereby acknowledges that, assuming the prior payment of the Initial Advance in accordance with Section 2.2(a)(i) hereof, the payment of the Remaining Purchase Price by Buyer on the Closing Date shall constitute full payment of the Purchase Price, the receipt and sufficiency of which is hereby acknowledged by Parlex.

      2.3   Execution of License Agreement
            ------------------------------

      Simultaneous with the execution of this Agreement as at the date hereof, Buyer and Parlex Corporation shall enter into the License Agreement and Buyer shall pay the License Fee to Parlex Corporation, subject to the terms and conditions of the License Agreement. It is also agreed between the Parties that in the event that the Closing does not occur by the Long Stop Date, Parlex Corporation shall repay the License Fee to Buyer within ninety
(90) days of the Long Stop Date. In the event that Parlex Corporation fails to repay the Licence Fee to Buyer within the 90 day timeframe, Buyer shall be entitled to set off the Licence Fee against the amounts owing under the Outstanding Invoices or such other invoices received by Infineon Technologies AG from Parlex Corporation as such invoices become due and payable. It is agreed that the rights granted to Buyer under the Licence Agreement shall remain valid and in full effect until the Licence Fee is fully paid by Parlex Corporation in the manner contemplated herein. It is conditioned solely upon such receipt of full repayment of the Licence Fee by Buyer ("Repayment Date") that all rights granted to Buyer under the License Agreement shall terminate and such agreement shall be terminated and have no further force and effect as at the Repayment Date.

      2.4   The Closing
            -----------

      (a) Subject to the provisions of Clauses 5.1 and 5.2, the purchase and sale of the Shares provided for in this Agreement (the "Closing") shall take place on the fifth (5th) Business Day following the issuance of a Business License by the State Administration for Industry and Commerce or such other relevant authority in PRC to NewCo or such other date as the Parties may agree and in any event no later than the Long Stop Date (the applicable date on which the Closing shall occur is referred to herein as the "Closing Date").

      (b) The Closing shall take place at the offices of Infineon Technologies Hong Kong Ltd., unless the Seller and Buyer mutually agree in writing otherwise.

      (c) At the Closing, in addition to any and all other such actions as may be provided for herein, the Seller shall deliver to Buyer any and all certificates representing the Shares, duly endorsed, or accompanied by appropriate stock powers duly endorsed in blank, for transfer as well.

                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SELLER
                  ----------------------------------------

      Buyer acknowledges that it has had the opportunity to conduct a review and analysis of the assets, general affairs, business, properties and financial position of HoldCo and that it has completed to its satisfaction, said review and analysis. Buyer acknowledges that in purchasing the Shares, it is relying solely upon the results of its review and analysis and the specific warranties and representations made by the Warrantors in this Agreement, and nothing else. Subject to the exceptions set forth in the Exhibits attached hereto, each of the Warrantors jointly and severally represents and warrants to Buyer as follows:

      3.1   Organization and Good Standing
            ------------------------------

      Parlex is a corporation organized, validly existing and in good standing under the laws of Hong Kong. HoldCo is a corporation organized, validly existing and in good standing under the laws of Hong Kong. NewCo is, or as of the Closing Date shall be, a limited liability company organized, validly existing and in good standing under the laws of PRC. Each of HoldCo and NewCo has, or by the Closing Date shall have, all requisite corporate power and authority and authorizations, permits and licenses necessary to own its property. Each of HoldCo and NewCo is, or by the Closing Date shall be, qualified or licensed to do business and is, or by the Closing Date shall be, in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Material Adverse Effect. Copies of the Organizational Documents of HoldCo and NewCo will be made available for inspection by Buyer not less than five (5) Business Days prior to the Closing Date, and the Organizational Documents of the Companies are true and complete in all material respects.

      3.2   Authority; Validity; Consents
            -----------------------------

      Each of the Warrantors (as the case may be) has the requisite power, capacity and authority necessary to enter into and perform its respective obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized. This Agreement and the other Transaction Documents constitute legal, valid, and binding obligations of the relevant Warrantor, enforceable against the relevant Warrantor in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or general principles of equity or public policy. Except as set forth in Exhibit 3.2 and in Exhibit 6.5, the Warrantors are not required to give any notice to, make any filing with or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, there are no agreements, options, commitments or rights for any Person (other than Buyer) to purchase or otherwise acquire any of the capital stock or other equity interests of HoldCo.

      3.3   No Conflict
            -----------

      The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of any Warrantor under, or result in any diminution of any material right or benefit under any Warrantor's Organizational Documents, or to the Warrantors' knowledge, under any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, except, in all such cases, to the extent such breach, default or conflict would not result in a Material Adverse Effect.

      3.4   Capitalization
            --------------

      The registered capital of NewCo shall be Five Million US Dollars (US$5,000,000).

      HoldCo is authorized to issue 10,000 ordinary shares at par value of HK$1.00 per share, of which 10,000 shares are currently issued and outstanding to Parlex. The Shares shall be transferred to Buyer free and clear of all Encumbrances and represents 49 per cent of the issued and paid up capital of HoldCo as at the Closing Date, and the delivery of the Shares to Buyer at the Closing pursuant to this Agreement will transfer to Buyer, valid title thereto, free and clear of all Encumbrances.

      3.5   Opening Balance
            ---------------

      The Opening Balance has been prepared in accordance with the requirements of all relevant statutes and US Generally Accepted Accounting Principles and practice consistently applied. It is complete and accurate in all respects, shows a true and fair view of the state of affairs of the Business and of the assets and liabilities, results and profits on the opening date. The Opening Balance discloses and makes full provision or reserve for all liabilities (whether actual or contingent and whether quantified or disputed or otherwise) and there are no such liabilities except as taken into account in the Opening Balance.

      3.6   Tax, Records and Returns
            ------------------------

      The Companies and the Business have duly filed all returns, computations, notices and information required to be made or provided by the Companies or the Business for any tax purpose and the same have been made or given within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or is, to the Best Knowledge of the Warrantors, likely to be the subject of any material dispute with any tax authority.

      The Companies and the Business have paid, and have withheld, deducted and accounted to the relevant tax authorities for, all tax which it has become liable to pay, withhold, deduct or account for on or before the date hereof and, within the legal limitation period prior to the date hereof, neither the Companies nor any director or officer of the Companies have paid or become liable to pay any fine, penalty, surcharge or interest in relation to tax.

      Save as provided for in the accounts of the Companies, there is no existing contingent or deferred liability for tax including liability for tax which would arise on the Companies ceasing to trade or on its ceasing to use or occupy any asset for the purposes of its trade or on its disposing of any asset at its book value as shown in the Accounts or which might arise as a result of the execution of this Agreement (but excluding any liability for tax which arises solely as the result of the realization by the Company of trading stock or work in progress in the ordinary course of its business) and no material changes in the assets and liabilities as shown in the Accounts have occurred since June 30, 2004 which might result in any such liability.

      The Companies and the Business have not entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main purpose or one of the main purposes was the avoidance or deferral of tax or a reduction in the liability to tax of the Companies or the Business.

      All documents to which the Companies or the Business are a party or which form part of the Companies' title to any asset or in the enforcement of which the Companies are or may be interested which are subject to stamp or similar duty or transfer tax have been duly stamped and adjudicated or have had such tax duly paid on them; any relief obtained from any such duty or tax has been properly obtained, and no event has occurred as a result of which any such duty or tax for which relief was obtained has become payable.

      3.7   Owned and Leased Real Property
            ------------------------------

      HoldCo and NewCo do not own, and have not at any time owned, any real property. Exhibit 3.7 sets forth a list of all real properties currently leased or otherwise occupied by the Companies or the Business (the "Leased Real Property"), including the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease.

      3.8   Legal Proceedings
            -----------------

      Except as set forth in Exhibit 3.8, neither the Companies nor the Business is engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings before any tribunal (save for debt collection by the Companies in the ordinary course of business) and there are no proceedings threatened or pending against the Companies or the Business and, to the Best Knowledge of the Warrantors, there are no facts which are likely to give rise to any such litigation or proceedings.

      The Companies and the Business are not the subject of any official investigation or inquiry and neither the Companies nor any of its directors or officers are aware of any facts which are likely to give rise to any such investigation or inquiry.

      3.9   Indebtedness
            ------------

      Neither the Companies nor the Business has any Indebtedness outstanding except as otherwise contemplated by this Agreement or any other Transaction Document.

      3.10  Bankruptcy or Judicial Composition Proceedings
            ----------------------------------------------

      No bankruptcy or judicial composition proceedings concerning any Warrantor or either of the Companies have been applied for and, to the Best Knowledge of the Warrantors, no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings under mandatory law and, to the Best Knowledge of the Warrantors, no circumstances exist pursuant to any applicable bankruptcy laws which could justify the voidance of this Agreement or any of the Transaction Documents.

      3.11  Environmental Issues/Health & Safety Laws
            -----------------------------------------

      To the Best Knowledge of the Warrantors, the Companies and the Business are not in violation of any applicable statutes, law or regulations relating to the environment or occupational health and safety and no material expenditure are or will be required in order to comply with any such existing statute, law or regulation.

      To the Best Knowledge of the Warrantors, the Companies possess all environmental permits necessary in order to conduct the Business as it is now being conducted. Each environmental permit previously issued to Parlex Shanghai and relating to the Business shall be, as of the Closing Date, issued to NewCo and shall be in full force and effect as of the Closing Date. NewCo is in compliance with all requirements, terms and provisions of the environmental permits issued to NewCo and relating to the Business, except where failure to comply would not result in a Material Adverse Effect on the Companies or the Business. For purposes of this Clause 3.11, Material Adverse shall be defined as total expenditures in excess of US$100,000.00.

      3.12  Confidential Information and Intellectual Property
            --------------------------------------------------

      The carrying on of the Business does not require any authorizations, permissions, licenses or consents from, or the making of royalty or similar payments to, any third party and the Companies are not engaged in any activities which involve the use of or which infringe any Intellectual Property belonging to any third party.

      3.13  Insurance
            ---------

      All assets of the Companies of an insurable nature have at all times been and are insured in amounts to the full replacement value thereof against such risks as are in accordance with good commercial practice normally insured against. The Companies and the Business have at all times been adequately covered against accident, third party, public liability, product liability and other risks normally covered by insurance and nothing has been done or omitted to be done by or on behalf of the Companies which would make any policy of insurance void or voidable or enable the insurers to avoid the same. There is no claim outstanding under any such policy and neither the Companies nor its directors or officers are aware of any circumstances likely to give rise to such a claim or result in an increased rate of premium.

      3.14  Permits
            -------

      Each Company is in possession of all material governmental approvals, licenses, authorizations, consents and permits, including, without limitation, those in the areas of emission laws, safety laws and construction laws necessary to operate the Business as it is conducted as of the Closing Date (collectively "Permits"). To Best Knowledge of the Warrantors, no circumstances exist which would reasonably be expected to result in, as a consequence of the implementation of this Agreement or otherwise, (i) a revocation or limitation of the Permits or (ii) the imposition of conditions to the Permits. Notwithstanding the generality of the foregoing, all actions consents, permits, approvals and registrations for items 1.1 to 1.9 in Exhibit 6.5 to this Agreement shall be obtained and issued to NewCo within 30 Business Days of the Closing Date and all actions, consents, permits, approvals and registrations for items 1.10 to 1.12 in
Exhibit 6.5 to this Agreement shall be obtained and issued to NewCo within 60 Business Days of the Closing Date.

      3.15  Information Technology
            ----------------------

      The internal information technology systems of each Company (the "IT Systems") are either owned by, or properly licensed or leased to, the respective Company. Neither Seller nor such Company is in material default under such licenses or leases. The IT Systems have not experienced a failure or been corrupted in a manner which has resulted in a Material Adverse Effect on the Business. To the Best Knowledge of the Warrantors, the IT Systems do not contain viruses, bugs or things which distort their proper functioning, permit unauthorized access or disable them without the consent of the user.

      3.16  Assets
            ------

      Each Company holds good title to all fixed assets which are reflected as being owned by them in the Companies' books and records (the "Fixed Assets"). The Fixed Assets are not subject to any Encumbrance. The Fixed Assets are in a reasonably useable condition, except for regular needs for maintenance and repair, in order to continue the Business substantially in the same fashion and manner as conducted as at the signing date of this Agreement. The properties, assets and intellectual properties owned, leased or licensed by the Companies, together with the Fixed Assets include all material tangible or intangible properties and assets necessary for the conduct of the Business as previously conducted by Parlex Shanghai and presently conducted and proposed to be conducted by the Companies. Neither Seller, nor Parlex Shanghai nor any of their Affiliates own any tangible or intangible properties or assets used in any business activity related to the Business.

      3.17  Material Agreements
            -------------------

      3.17.1 The rights and obligations of Parlex Shanghai under any agreements and commitments that exclusively or predominantly relate to the Business have been validly assigned to NewCo and all Government
Authorizations and third party consents necessary for the assignment have been obtained.

      3.17.2 None of the Companies is bound by any of the agreements and commitments listed in (i) to (xi) below, except for such agreements and commitments which are listed or disclosed in Exhibit 3.17 (herein collectively "Material Agreements").

      (i) Loan agreements and credit facilities, or other agreements or instruments creating indebtedness of the Company in excess of US$ 50,000.00 or securing such indebtedness such as pledges, guarantees, securities or letters of comfort extended by the Company, to any third parties and that will continue in effect or with respect to which the Company will have any liabilities after the Closing Date;

      (ii) Patents, trademarks and know how license agreements which involve annual royalties in excess of US$ 50,000.00;

      (iii) Agreements relating to the acquisition, encumbrance or disposition (whether by stock or asset purchase, merger or otherwise) of fixed assets, interests in companies or businesses, partnerships or other business organizations, which in each case involve payment obligations in excess of US$ 50,000.00;

      (iv) Lease, leasehold or hereditary building right agreements relating to real and personal properties where the annual rent exceeds US$ 10,000.00;

      (v) Agreements with suppliers and customers (relating to the Business) which involve yearly payment obligations of more than US$ 50,000.00;

      (vi) Any contract for any joint venture or any agreement relating to holding, voting or transferring any equity interests in any Company;

      (vii) Any agreement, contract or commitment containing any covenant limiting in any respect the right to engage in any line of business or to compete with any person or granting any exclusive distribution rights material to the Business;

      (viii) Any reseller, distributor, joint marketing, alliance, development or other agreement currently in force under which any Company has continuing material obligations to jointly market any product, technology or service material to the Business, or any material agreement pursuant to which any Company has continuing material obligations to jointly develop any intellectual property material to the Business that will not be owned, in whole or in part, by a Company;

      (ix) Any agreement, contract or commitment currently in force to provide source code or any other intellectual property, know how or trade secret to any third party, including any escrow agent, for any product or technology that is material to the Business;

      (x) Any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Business products, or any related service or technology or any material agreement, contract or commitment currently in force to sell or distribute any product of the Business; or

      (xi) Any other agreement, contract or commitment applicable to the Business in connection with or pursuant to which Parlex Shanghai or any Company will spend or receive (or is expected to spend or receive), in the aggregate, more than US$ 50,000.00.during the current fiscal year or during the next fiscal year.

      3.17.3  The Companies are not a party to:

      (i) any contract not entered into in the ordinary course of business or not on arm's length terms;

      (ii) any contract restricting the Companies' freedom of action in relation to its normal business activities; or

      (iii) any contract for the purchase or use by the Companies of materials, supplies or equipment which is in excess of the requirements of the Companies' for its normal operating purposes.

      3.17.4 To the Best Knowledge of the Warrantors, there are no contracts or obligations, agreements, arrangements or concerted practices involving the Companies and no practices in which the Companies are engaged which are void, illegal, unenforceable, registrable or notifiable under or which contravene any anti-trust legislation or regulations anywhere in the world, nor have the Companies received any threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations.

      3.18  Compliance with Material Agreements
            -----------------------------------

      Each of the Material Agreements is a legal, binding and enforceable obligation of the Companies. Except as disclosed in Exhibit 3.18, the Companies are not in material breach of any Material Agreements and none of the Material Agreements have been terminated by any party, nor has any party given written notice about its intention to terminate a Material Agreement, nor has the validity or enforceability of any of the Material Agreements been legally contested.

      3.19  Employment
            ----------

      There is no existing or threatened or pending industrial or trade dispute involving the Companies or the Business and any of its employees and there are no agreements or arrangements (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) between the Companies and any trade union or other employees' representatives or organization concerning or affecting the Companies' employees.. There are no amounts owing from NewCo to any employee of NewCo as a result of the transfer of Business from Parlex Shanghai to NewCo and no employee of NewCo has any right of claim against NewCo in respect of employment matters.

      3.20  Intellectual Property
            ---------------------

      Exhibit 3.20 contains a complete list of all Intellectual Property owned or licensed by Parlex Shanghai and exclusively or predominantly relating to the Business (the "Business IP").

      Parlex Shanghai has validly assigned and/or transferred all Business IP to NewCo and all Government Authorizations and third party consents necessary for the assignment and/or transfer thereof have been obtained.

      The use of the Business IP by the Companies and the design, development, manufacture, use, import, sale licensing or other exploitation of products of the Business do not infringe the rights of any third party.

      To the Best Knowledge of the Warrantors, none of the Business IP has been adjudicated unenforceable or ineffective in any manner.

      During the three years period preceding the Closing Date, the Business and the Companies have not infringed any Intellectual Property of any third party.

      The Business IP is sufficient to conduct the Business in the manner currently conducted and as it is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import, sale licensing or other exploitation of any products of the Business.

      3.21  Arrangements with Connected Persons etc.
            ----------------------------------------

      The Companies and the Business have not made any gift or loan to, or provided any guarantee or security for a loan made by any other person, to any Affiliate or director or former director or any of their relatives, nor has it been a party to any transaction or arrangement with any of the foregoing other than arm's length service contracts, and the Business' or the Companies' profits or financial position have not at any time been adversely affected by any contract or arrangement which is not of an entirely arm's-length nature.

      3.22  Brokers or Finders
            ------------------

      The Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

      3.23  Accuracy of Information Provided
            --------------------------------

      All information contained in this Agreement is true and accurate in all respects and not misleading in any respect. All written information provided to Buyer and its professional advisers during the negotiations prior to this Agreement was when given true and accurate.

      3.24  Exclusivity
            -----------

      The representations and warranties made by the Warrantors in this Agreement are in lieu of and exclusive of all other representations and warranties, including without limitation any implied warranties of merchantability or fitness or adequacy for any particular purpose of use. The Warrantors hereby excludes and disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, stockholders, agents, advisors or representatives of any documentation or other information by the Seller or any other person in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, except as expressly covered by a representation and warranty contained in this Article III, the Warrantors makes no representation or warranty to Buyer with respect to (a) any projections, estimates or budgets delivered, or made available to Buyer or its representatives before or after the date of this Agreement, or (b) any other information or documents (financial or otherwise) made available to Buyer or its representatives.

      3.25  Best Knowledge
            --------------

      For the purpose of this Agreement, "Best Knowledge of the Warrantors" shall mean the actual knowledge of Peter J. Murphy, Jonathan R. Kosheff, Alan Wong, Edmund Chan, F. J. Hoon, and T. Y. Chung. Except for the aforementioned individuals, each of the Warrantors jointly and severally represents and warrants that there are no other individuals who have key knowledge on the matters referred to in the representations and warranties contained in this Article III.

      3.26  Indemnification
            ---------------

      For a period of two (2) years from and after the Closing Date, each of the Warrantors shall jointly and severally protect, defend, indemnify and hold harmless Buyer and its Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements (a "Breach") of any Warrantor and its Affiliates contained in this Agreement, including any Exhibits attached hereto.

                                 ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF BUYER
                   ---------------------------------------

      4.1   Organization and Good Standing

      Buyer is a corporation organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has the full corporate power and authority to own its property, carry on its business as now being conducted, and to carry out the transactions contemplated hereby.

      4.2   Authority; Validity; Consents
            -----------------------------

      Buyer has the requisite power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate actions in respect thereof. This Agreement and the other Transaction Documents constitute the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or general principles of equity or public policy. Buyer is not required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

      4.3   No Conflict
            -----------

      The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under Buyer's Organizational Documents or, to Buyer's knowledge, under any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, except, in all such cases, to the extent such breach, default or conflict would not result in a Material Adverse Effect.

      4.4   Legal Proceedings
            -----------------

      There is no pending proceeding that has been commenced or, to Buyer's knowledge, that has been threatened, against or otherwise relating to or involving Buyer or any of its assets, at law or in equity, that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transaction contemplated hereby.

      4.5   Brokers or Finders
            ------------------

      Neither Buyer, nor any of its respective officers and agents, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

      4.6   Purchase Price
            --------------

      The Buyer has readily-available funds sufficient to pay the Purchase Price. The fair-market value of the assets of the Buyer and group of business entities of which the Buyer is a part exceeds its liabilities and it has the ability to pay its debts as they come due, in the ordinary course of business. Upon Closing and immediately after the Closing, Buyer is and will be solvent, has and will have tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become due, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

      4.7   Buyer's Due Diligence
            ---------------------

      The Buyer represents that it has had an opportunity to ask questions of and receive answers from the Seller regarding HoldCo and NewCo, its business and its prospects, and the Shares. The Buyer believes that it has received all of the information that it considers necessary or appropriate for deciding whether to acquire the Shares.

      4.8   Exclusivity
            -----------

      The representations and warranties made by Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including without limitation any implied warranties of merchantability or fitness or adequacy for any particular purpose or use. Buyer hereby excludes and disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Seller or their officers, directors, employees, stockholders, agents, advisors or representatives of any documentation or other information by Buyer or any other Person in connection with this Agreement or the transactions contemplated hereby.

      4.9   Indemnification
            ---------------

      For a period of two (2) years from and after the Closing Date, Buyer shall protect, defend, indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements (a "Breach") of the Buyer and its Affiliates contained in this Agreement, including any Exhibits attached hereto.

                                  ARTICLE V
                             CLOSING CONDITIONS
                             ------------------

      5.1   Closing Conditions of the Seller
            --------------------------------

      The obligations of the Seller hereunder to complete the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer of each of the following conditions at or prior to the Closing, and Buyer shall use its best efforts to cause each such condition to be so fulfilled:

            (a) Buyer shall have paid to Parlex the Purchase Price in accordance with the procedure set forth in Clause 2.2 above;

            (b) Buyer shall have delivered copies of the resolutions of its Board of Directors, certified by its secretary, authorizing and approving this Agreement and the transactions contemplated hereby;

            (c) Buyer shall have delivered an officer's certificate stating that all of the representations and warranties contained herein shall be true and correct in all material respects on and as of the date of Closing, and that all of the terms, covenants and conditions of this Agreement to be complied with or performed by at or before the Closing shall have been duly complied with and performed;

            (d) The Transaction Documents and all other documents hereunder required to be executed and delivered to Seller at or prior to the Closing shall have been so executed and delivered;

            (e)   The consents required from third parties, as set forth in
      Exhibit 3.2, shall have been received;

            (f) Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

            (g) Buyer shall have obtained all material consents, approvals, orders, permits or other authorizations required in respect of the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein; and

            (h) No legal proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would
      (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

      5.2   Closing Conditions of the Buyer
            -------------------------------

      The obligations of Buyer hereunder to complete the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by the Warrantors (as the case may be) of each of the following conditions at or prior to the Closing, and each Warrantor shall use its best efforts to cause each such condition to be so fulfilled:

            (a) Seller shall have delivered certificates representing the Shares and any and all other duly executed instruments of transfer and sold notes as shall be necessary or appropriate to convey, transfer, assign and vest in the Buyer all ownership, right, interest and title in fee simple, free of any obligations, liens, liabilities, encumbrances, security interests or charges in and to the Shares to be purchased hereunder;

            (b) Each Warrantor shall have delivered copies of the resolutions of its Board of Directors, certified by its secretary, authorizing and approving this Agreement and the transactions contemplated hereby;

            (c) Each Warrantor shall have delivered an officer's certificate stating that all of the representations and warranties contained herein shall be true and correct in all material respects on and as of the date of Closing, and that all of the terms, covenants and conditions of this Agreement to be complied with or performed by at or before the Closing shall have been duly complied with and performed;

            (d) The Transaction Documents and all other documents referred to in this Agreement and the Transaction Documents which are required to be executed and delivered to Buyer at or prior to the Closing shall have been so executed and delivered to Buyer;

            (e)   one of the key employees of Parlex Shanghai named in
      Exhibit 5.2 (e)(i) and not more than 20% of the other employees of Parlex Shanghai named in Exhibit 5.2 (e)(ii) to this Agreement have rejected an employment offer by NewCo; provided, however, that in the event a key employee has so rejected an employment offer, such employee may be replaced by an individual with comparable professional experience no later than ten (10) days after the Closing Date and that such replacement is reasonably acceptable to Buyer. Buyer may provide written objections, if any, within five business days of receipt of such replacement employee's resume or curriculum vitae. In such event, Buyer will provide Seller with a brief description of the reason(s) for its objection(s). In the event Buyer does not provide written objections within such time period, they shall be deemed to have assented to the hiring;

            (f) The Companies have not experienced a Material Adverse Effect and the representations and warranties of the Warrantors contained herein shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

            (g) Each of Seller and its Affiliates shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

            (h) Seller and its Affiliates shall have obtained approval of the environmental assessment report for NewCo by the Environmental Bureau in PRC and have executed all relevant documentation as set forth in Exhibit in 5.2(h) in respect of the transfer of the Business from Parlex Shanghai to NewCo, such documentation to be provided to Buyer's reasonable satisfaction not less then five (5) Business Days prior to Closing;

            (i) Seller, Parlex Corporation and its Affiliates shall have obtained all material consents, approvals, orders, permits or other authorizations required in respect of the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein;

            (j) No legal proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would
      (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

            (k) HoldCo did not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities of, or other ownership interests in HoldCo;

            (l) HoldCo did not increase or reduce the registered capital and total investment amount of NewCo; and

            (m) Seller shall provide Buyer with a legal opinion from the PRC law firm Siway & Seaway, 14th Floor, Panorama Mansion, 53 HuangPu Road, Bund, 200080 Shanghai P.R. China in the form attached here to as
      Exhibit 5.2(m)(i) and a legal opinion from the Hong Kong law firm of Morrison & Foerster , in the form attached hereto as Exhibit 5.2(m)(ii).

      5.3   Long Stop Date
            --------------

      (a) On or after the Long Stop Date, Seller may withdraw from this Agreement by written notice to Buyer unless all of the closing conditions as per Clause 5.1 above have been fulfilled on or before such date unless Seller is responsible for the non-fulfillment of said closing conditions.

      (b) On or after the Long Stop Date, Buyer may withdraw from this Agreement by written notice to Seller unless all of the closing conditions as per Clause 5.2 above have been fulfilled on or before such date unless Buyer is responsible for the non-fulfillment of said closing conditions.

      (c) In the event of such withdrawal, the withdrawing Party shall have no obligation or incur any liability towards the other Party and the Parties herewith waive all such claims they may have against the withdrawing Party in connection with such withdrawal, except for any liability of any Party for fraud or for damages for willful breach of any covenant or other obligation under this Agreement and the Licence Agreement.

                                 ARTICLE VI
                            WARRANTORS' COVENANTS
                            ---------------------

      6.1 Seller covenants that before the Closing Date, NewCo shall offer employment to the employees of Parlex Shanghai listed in Exhibits 5.2(e)(i) and 5.2(e)(ii) and shall direct Parlex Shanghai to recommend to the employees that they accept such offered employment with NewCo.

      6.2 For the period between the signing date and the Closing Date, Seller shall use its best efforts to ensure that the Companies shall (i) preserve relationships with customers, suppliers, licensors, licensees, industry associations, and others with which it has business dealings related to the Business, (ii) preserve the assets of the Business in good working condition, reasonable wear and tear excepted, (iii) keep the necessary insurance for the Business in place, and (iv) maintain accounting procedures consistent with past practice.

      6.3 For the period between the signing date and the Closing Date, Seller shall ensure that the Companies shall not, with respect to the Business, without the consent of Buyer, (i) permit any of its material assets to be subjected to any Encumbrance, except for those arising by operation of law, (ii) make any capital expenditure exceeding an aggregate amount of US$50,000.00, (iii) enter into any material contract or commitment with onerous terms which are not consistent with past practices, (iv) grant any increase in wages, salaries, bonus or other remuneration of any employee, (v) cancel or waive any claims or rights of substantial value,
(vi) incur or assume any long-term or short-term debt; assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligation of any other Person; make any loans, advances or capital contributions to, or investments in any Person, or (vii) agree, whether or not in writing, to do any of the foregoing.

      6.4 Seller shall procure that from the signing date the management of the Companies will grant Buyer and its Affiliates reasonable access to all premises, assets, records, personnel, information and documentation, and will lend to Buyer and its Affiliates all support reasonably required for the conduct of the Business. Seller shall regularly update specified personnel of Buyer and/or its Affiliates on the status of the transfer of the Business from Parlex Shanghai to NewCo.

      6.5 Each of the Warrantors hereby irrevocably jointly and severally undertakes to the Buyer that all actions, permits, approvals and registrations as set out in Exhibit 6.5 shall be done by, obtained by, or issued to NewCo within the timeframes set forth in such exhibit.

                                 ARTICLE VII
               NON-COMPETITION AND NON-SOLICITATION COVENANTS
               ----------------------------------------------

      7.1 Seller and Buyer each hereby agree that for a period of two (2) years following the Closing Date (the "Restricted Period"), it shall not and each shall cause its respective Affiliates to not:

      (i) engage in or support any new business competing with the Restricted Business; or

      (ii) hold directly any ownership or equity interest in any business entity or enterprise that engages a business competing with the Restricted Business; and

      (iii) Notwithstanding the foregoing, in the event any of Buyer's customers requires that Buyer utilize a second source to manufacture products provided by the Restricted Business, then and in that event only, Buyer shall be allowed to use the services of a second source to engage in the Restricted Business so long as NewCo continues to be the primary source for the manufacturing of products provided by the Restricted Business.

      7.2 For a period of two (2) years after the Closing Date, neither Seller nor Buyer, nor any of their respective Affiliates, will solicit any member of senior management of the Companies for employment, provided that such Party shall not be restricted from advertising for employment in any newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees.

                                ARTICLE VIII
                             GENERAL PROVISIONS
                             ------------------

      8.1   Expenses and Stamp Duty
            -----------------------

      Except as otherwise expressly provided for in this Agreement, each Party to this Agreement covenants to pay all expenses incurred by it in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives, whether or not the Closing shall have occurred. All stamp duty payable in relation to the sale and purchase of the Shares shall be borne by the Buyer.

      8.2   Public Announcements
            --------------------

      Unless otherwise required by applicable law or by obligations of the Parties or their affiliates pursuant to any listing agreement with or rules of any securities exchange, the Parties shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other Party and shall not issue any such release or make any such statement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

      8.3   Notices
            -------

      All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a delivery service (prepaid, receipt requested) or
(d) when received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representative (if applicable) and facsimile numbers set forth below (or to such other addresses, representative and facsimile numbers as a Party may designate by notice to the other Parties):

            (i)   If to Seller, to:

                        Peter J. Murphy
                        President
                        Parlex Corporation
                        One Parlex Place
                        Methuen, MA 01844
                        Facsimile: (978) 685-7867

                  with a copy (which shall not constitute notice) to:

                        Edward D. Kutchin, Esq.
                        Kutchin & Rufo, P.C.
                        155 Federal Street
                        Boston, MA 02110
                        Facsimile: (617) 542-3001

            (ii)  If to Buyer, to:

                        Infineon Technologies AG
                        Klaus Hau
                        Leibnizstrasse 6
                        93055 Regensburg

                  with a copy (which shall not constitute notice) to:

                        Infineon Technologies AG
                        Legal Department
                        p.o. box 800949
                        81609 Munich, Germany
                        Fax: + 49 89 234 26993

      8.4   Entire Agreement
            ----------------

      This Agreement (including the Exhibits), the other Transaction Documents and all other certificates, documents, agreements and deliveries in connection contemplated hereby or thereby, supersede all prior agreements (including without limitation that certain Term Sheet between certain of the Parties hereto, dated August 16, 2004), arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, express or implied, oral or written, between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Each of the Parties hereby acknowledges that (a) none of the Parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than the Transaction Documents and all other certificates, documents, agreements and deliveries contemplated hereby or thereby, (b) there are no covenants or agreements by or on behalf of any Party or any of its respective Affiliates or representatives other than those expressly set forth in the Transaction Documents, and (c) the Parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in the Transaction Documents and the related documents. Without limiting the generality of the foregoing, each Party hereto agrees that, except for the representations and warranties contained in this Agreement and any related document, none of the Parties makes any other representations or warranties, and each hereby disclaims any of the representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information (other than the Transaction Documents) with respect to any one or more of the foregoing.

      8.5   Amendments
            ----------

      This Agreement may not be amended except by a written agreement executed by the Parties hereto.

      8.6   Binding Agreement; Assignments
            ------------------------------

      This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Warrantor without the prior written consent of the Seller (in the case of an assignment by Warrantor) or Buyer without the prior written consent of Seller (in the case of an assignment by Buyer) (which consents may be granted or withheld in the sole discretion of the Person whose consent is required).

      8.7   Severability
            ------------

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party in any material respect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

      8.8   Clause Headings, Construction
            -----------------------------

      The headings of Clauses in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Article," "Clause" or "Clauses" refer to the corresponding Article, Clause or Clauses of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      8.9   Dispute Resolution
            ------------------

      Any controversy or claim arising out of or relating to this Agreement (other than injunctive relief, including, without limitation, specific performance), or the negotiation or breach thereof, shall be settled using the following procedure prior to either Party pursuing other available remedies:

            (a) Negotiation. A meeting shall be held promptly (in no event more than fourteen (14) days after either Seller or Buyer has notified the other in writing that it considers that a dispute has arisen) between the CEO of Seller and the CEO of Buyer's Secure Mobile Solutions Group, to attempt in good faith to negotiate a resolution of the dispute (the "Negotiation").

            (b) Mediation. If, within fifteen (15) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the Parties (the "Neutral"), seeking assistance in such regard from the Singapore Mediation Centre if they have been unable to agree upon such appointment within thirty
      (30) days from the initial meeting under Clause 8.9(a). The fees of the Neutral shall be shared equally by the Parties, one half by Buyer and one half by the Seller. In consultation with the Neutral, the Parties will select or devise a mediation procedure ("Mediation") by which they will attempt to resolve the dispute, and a time and place for the Mediation to be held, with the neutral making the decision as to the procedure, and/or place and time (but not later than twenty
      (20) days after selection of the Neutral), if the Parties have been unable to agree on any such matters within fifteen (15) days after initial consultation with the Neutral. The Parties agree to participate in good faith in the Mediation to its conclusion as designated by the Neutral, but in no event shall this obligation extend for more than sixty (60) days after selection of the Neutral, after which the Parties shall be entitled to seek all remedies available to them hereunder, at law, in equity or otherwise.

            (c) Arbitration. If the Parties are not successful in resolving the dispute through the Negotiation or the Mediation within 90 days after the initial notice pursuant to Clause 8.9(a), any controversy or claim arising out of or relating to this Agreement (other than injunctive relief, including, without limitation, specific performance), or the negotiation or breach thereof, shall be subject to final and binding arbitration in accordance with the Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force which SIAC Rules are deemed to be incorporated by reference to this Agreement, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The language to be used in the arbitration proceedings shall be English. The provisions of this Clause 6.9 shall not be deemed to preclude any Party hereto from seeking preliminary injunctive or other equitable relief to protect or enforce its rights hereunder, or to prohibit any court from making preliminary findings of fact in connection with granting or denying such preliminary injunctive relief pending arbitration, or to preclude any Party hereto from seeking permanent injunctive or other equitable relief after and in accordance with the decision of the arbitrators.

      8.10  Governing Law
            -------------

      This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

      8.11  Counterparts
            ------------

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

      8.12  Time of Essence
            ---------------

      Time is of the essence in this Agreement.

      8.13  No Third Party Beneficiaries
            ----------------------------

      This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind. The Parties further agree that the Contracts (Rights of Third Parties) Act (Chapter 53B) is hereby expressly excluded.

      8.14  No Strict Construction
            ----------------------

      The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. Each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties, and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

                          [Signature Page Follows]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first written above.


                                       PARLEX ASIA PACIFIC LTD


                                       By: /s/ Peter J. Murphy
                                           -------------------------------
                                           Name:  Peter J. Murphy
                                           Title: Director


                                       PARLEX CORPORATION


                                       By: /s/ Peter J. Murphy
                                           -------------------------------
                                           Name:  Peter J. Murphy
                                           Title: Chief Executive Officer


                                       INFINEON TECHNOLOGIES ASIA PACIFIC
                                       PTE LTD


                                       By: /s/ Loh Kin Wah
                                           -------------------------------
                                           Name:  Mr. Loh Kin Wah
                                           Title: President and Managing
                                                  Director


                                       By: /s/ Klaus Gohlke
                                           -------------------------------
                                           Name:  Dr. Klaus Gohlke
                                           Title: Vice President, AP
                                                  Corporate Finance and
                                                  Company Director